Exhibit 99.1

FOR IMMEDIATE RELEASE

July 28, 2005

Contacts:	Melanie J. Dressel, President and Chief Executive Officer (253) 305-1911 Gary R. Schminkey, Executive Vice President and Chief Financial Officer (253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES

INCREASED SECOND QUARTER 2005 EARNINGS

SECOND QUARTER HIGHLIGHTS

•	Net income of $6.8 million, up 26% from 2nd quarter 2004.

•	Diluted earnings per share of $0.43, up 16% from the prior year.

•	Return on average tangible equity improved to 15.80% from 13.76% for 2nd quarter 2004.

•	Total nonperforming assets decreased 29% from December 31, 2004; allowance for loan losses to nonperforming assets improved to 318%.

•	Total loans were $1.51 billion, an increase of $150.3 million, or 11%, from December 31, 2004

•	University Place branch opened in May, 2005, bringing total offices to 40.

TACOMA, Washington—Columbia Banking System, Inc. (Nasdaq: COLB) today announced earnings for the second quarter 2005 of $6.8 million, up 26% from $5.4 million for the second quarter of 2004. Diluted earnings per share were $0.43, an increase of 16% from $0.37 per share one year ago. Return on average assets and return on average equity for the second quarter 2005 were 1.19% and 12.99%, respectively, compared to 1.17% and 13.75%, respectively, for the same period in 2004.

Melanie Dressel, President and Chief Executive Officer stated, “Our earnings continue to improve as a result of significantly increased loan volume and interest income. The efforts of our lending teams, as well as the economic improvement in our market areas, are reflected in our total loans, which have increased over $150.3 million since the end of 2004 and over $379.5 million from a year ago. Approximately $82 million, or well over 50%, of our growth was in commercial business loans, excluding commercial real estate loans. In addition, we have been able to manage our cost of funds through continued growth in core deposits, which now comprise over 75% of our total deposits.”

“Our focus, as always, is on increasing our share of the market by building full relationships with our customers, providing competitive products, a wide variety of delivery channels and striving to deliver the best possible service,” Ms. Dressel continued. “As a result of these efforts throughout our organization, total revenue for the second quarter 2005 has climbed to $28.5 million, up 25% from $22.8 million for the same period in 2004. For the first six months of 2005, total revenue was $55.4 million, up 24% from $44.8 million for the first six months of 2004.” (Total revenue is defined as net interest income plus noninterest income.)

Net income for the six months ended June 30, 2005 was $13.1 million, an increase of 24% from $10.6 million for the first six months of 2004. On a diluted per share basis, net income was $0.83, compared with $0.73 for the same period last year, an increase of 14%. Return on average assets and return on average equity for the first six months of 2005 were 1.17% and 12.68%, respectively, compared to 1.17% and 13.56%, respectively, for the period in 2004.

Return on average tangible equity for the second quarter 2005 improved to 15.80%, compared to 13.76% for the same period last year. For the first six months of 2005, return on average tangible equity was 15.47%, up from 13.57% for the first six months of 2004. Return on average tangible equity, a non-GAAP performance measure, is used by Columbia’s management in recognition of the goodwill created by the fourth quarter 2004 acquisition of Bank of Astoria, providing a more consistent comparison with pre-acquisition performance.

At June 30, 2005, Columbia’s total assets were $2.33 billion, an increase of 7% from $2.18 billion at December 31, 2004. Total loans were $1.51 billion at June 30, 2005, up 11% from $1.36 billion at year-end 2004. Total deposits increased to $1.90 billion during the first six months of 2005, a 2% increase from December 31, 2004. Core deposits totaled $1.42 billion at June 30, 2005, up 3% from $1.38 billion at the end of 2004.

Second Quarter 2005 Operating Results

Net Interest Income

Net interest income for the 2nd quarter of 2005 was $22.3 million, an increase of $5.4 million, or 32%, compared to $17.0 million for the second quarter 2004. The increase is primarily due to significantly increased loan volumes, rising short-term interest rates, and increased core deposits. Columbia’s net interest margin increased to 4.36% in the second quarter of 2005, from 4.10% for the same period in 2004.

Average interest-earning assets increased to $2.11 billion, or 23%, during the second quarter of 2005, compared with $1.72 billion during the second quarter of 2004. The yield on average interest-earning assets increased 71 basis points to 5.80% during the second quarter of 2005, from 5.09% for the same period in 2004. Average interest-bearing liabilities increased to $1.66 billion from $1.36 billion last year. The cost of average interest-bearing liabilities increased 57 basis points to 1.83% in the second quarter of 2005, compared to 1.26% in the second quarter of 2004.

For the six months ended June 30, 2005, net interest income increased 29% to $43.6 million from $33.8 million for the same period in 2004. During the first six months of 2005, Columbia’s net interest margin increased to 4.36% from 4.17% for the same period of 2004. Average interest-earning assets grew to $2.08 billion during the first six months of 2005, compared with $1.68 billion for the same period of 2004. The yield on average interest-earning assets increased 51 basis points to 5.70% during the first six months of 2005, from 5.19% in 2004. In comparison, average interest-bearing liabilities grew to $1.63 billion compared with $1.32 billion for the first six months of 2004. The cost of average interest-bearing liabilities increased 42 basis points to 1.71% during the first six months of 2005, compared to 1.29% for the same period in 2004.

Noninterest income

Total noninterest income for the 2nd quarter 2005 was $6.1 million, an increase of 4% from $5.9 million a year ago. The increase in noninterest income during the second quarter of 2005 as compared to second quarter 2004 was primarily due to merchant services fees, offset by a decline in mortgage banking fees. Service charges on deposit accounts showed a modest improvement for the 2nd quarter

2005. Total noninterest income for the first six months of 2005 was $11.8 million, an increase of 7% from $11.0 million for the same period of 2004.

Noninterest expense

Noninterest expense for the second quarter of 2005 was $18.5 million, an increase of 22% from $15.2 million for the same period in 2004. This increase was primarily due to the addition of Bank of Astoria during the fourth quarter 2004. The results of operations for Bank of Astoria are not included in the second quarter 2004. Also impacting noninterest expense was the expansion of Columbia’s lending groups, volume-related merchant services processing expenses, as well as data processing and legal and professional services.

Nonperforming Assets and Loan Loss Provision

Provision for loan losses for the second quarter of 2005 was $370,000; the company made no provision for credit losses during the second quarter of 2004. The provision for the 2nd quarter 2005 was a decrease of $520,000 from the first quarter 2005. This decrease in the provision for credit losses over the first quarter reflected a decrease in total net charge offs. Net charge offs in the first quarter of 2005 were $592,000, compared with second quarter net recoveries of $38,000. The decline in losses was primarily the result of declining levels of nonperforming loans, continuing collection efforts and stable economic conditions. Total nonperforming assets declined to $6.5 million at June 30, 2005 from $9.1 million at December 31, 2004 and $6.9 million at June 30, 2004. The ratio of the allowance for credit losses to nonperforming loans was 318% at June 30, 2005, compared with 235% at December 31, 2004 and 359% at June 20, 2004. Management believes the reserve is at an appropriate level under current circumstances and prevailing economic conditions.

Expansion Activities

“Our footprint continues to expand as planned,” Ms. Dressel noted. “During the second quarter, we opened a branch in University Place, just south of Tacoma, which has been well received by the community. The response to our newly redesigned website, www.columbiabank.com, has been excellent; the site calls to mind the friendly, full-service feeling of one of our brick-and-mortar branches. We are also pleased with the very positive response from the successful integration of Bank of Astoria, which continues to serve as a base for potential expansion in Oregon.”

Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned banking subsidiaries are Columbia Bank and Bank of Astoria, which was acquired October 1, 2004. Columbia Bank is a Washington state-chartered full-service commercial bank with 35 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Bank of Astoria, a federally insured commercial bank headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

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Note Regarding Forward Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited (in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Earnings
Net interest income	$22,346	$16,976	$43,647	$33,848
Provision for loan losses	370		1,260	300
Noninterest income	6,128	5,871	11,802	10,985
Noninterest expense	18,514	15,179	35,791	29,528
Net income	6,798	5,414	13,096	10,565
Per Share
Net income (basic)	$0.44	$0.38	$0.84	$0.74
Net income (diluted)	0.43	0.37	0.83	0.73
Averages
Total assets	$2,297,297	$1,858,082	$2,260,033	$1,817,069
Interest-earning assets	2,113,384	1,716,825	2,078,345	1,679,730
Loans	1,498,990	1,150,611	1,454,303	1,138,487
Securities	612,455	498,553	622,377	504,655
Deposits	1,874,208	1,664,497	1,869,435	1,611,819
Core deposits	1,397,353	1,218,528	1,388,075	1,163,661
Shareholders’ Equity	209,864	158,331	208,197	156,656
Financial Ratios
Return on average assets	1.19%	1.17%	1.17%	1.17%
Return on average equity	12.99	13.75	12.68	13.56
Net interest margin	4.36	4.10	4.36	4.17
Efficiency ratio (tax equivalent)(1)	63.22	64.18	62.73	63.78
Average equity to average assets	9.14	8.52	9.21	8.62
Return on average tangible equity(2)	15.80	13.76	15.47	13.57

	June 30,				December 31, 2004
	2005		2004
Period end
Total assets	$2,326,564		$1,861,623		$2,177,550
Loans	1,510,043		1,130,508		1,359,743
Allowance for loan losses	20,587		19,769		19,881
Securities	609,574		487,407		642,759
Deposits	1,899,033		1,671,545		1,864,028
Core deposits	1,417,600		1,227,948		1,382,235
Shareholders’ equity	214,788		155,674		203,154
Book value per share	13.68		10.92		13.03
Nonperforming assets
Nonaccrual loans	$6,304		$5,255		$8,222
Restructured loans	178		251		227
Personal property owned			639
Real estate owned			781		680

Total nonperforming assets	$6,482		$6,926		$9,129

Nonperforming loans to period-end loans	0.43%		0.49%		0.62%
Nonperforming assets to period-end assets	0.28		0.37		0.42
Allowance for loan losses to period-end loans	1.36		1.75		1.46
Allowance for loan losses to nonperforming loans	317.60		359.04		235.31
Allowance for loan losses to nonperforming assets	317.60		285.43		217.78
Net loan charge-offs	$554	(3)	$792	(4)	$2,742	(5)

(1)	Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding nonrecurring income and expense, such as gains/losses on investment securities and net cost (gain) of OREO.

(2)	Annualized net income, excluding core deposit intangible asset amortization, divided by average daily shareholders’ equity, excluding average goodwill and average core deposit intangible asset.

(3)	For the six months ended June 30, 2005.

(4)	For the six months ended June 30, 2004.

(5)	For the twelve months ended December 31, 2004.

QUARTERLY FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited (in thousands, except per share amounts)	Three Months Ended
	Jun 30 2005	Mar 31 2005	Dec 31 2004	Sept 30 2004	Jun 30 2004
Earnings
Net interest income	$22,346	$21,301	$20,528	$17,567	$16,976
Provision for loan losses	370	890	445	250
Noninterest income	6,128	5,674	5,923	5,336	5,871
Noninterest expense	18,514	17,277	16,737	15,061	15,179
Net income	6,798	6,298	6,465	5,483	5,414
Per Share
Net income [basic]	0.44	0.40	0.42	0.38	0.38
Net income [diluted]	0.43	0.40	0.41	0.38	0.37
Averages
Total assets	$2,297,297	$2,222,355	$2,154,285	$1,885,892	$1,858,082
Interest-earning assets	2,113,384	2,042,917	1,973,690	1,742,778	1,716,825
Loans	1,498,990	1,409,119	1,320,260	1,147,746	1,150,611
Securities	612,455	632,410	650,411	550,203	498,553
Deposits	1,874,208	1,864,610	1,854,809	1,681,896	1,664,497
Core deposits	1,397,353	1,378,695	1,381,334	1,243,860	1,218,528
Shareholders’ Equity	209,864	206,511	201,934	162,133	158,331
Financial Ratios
Return on average assets	1.19%	1.15%	1.19%	1.16%	1.17%
Return on average equity	12.99	12.37	12.74	13.45	13.75
Net interest margin	4.36	4.35	4.26	4.13	4.10
Efficiency ratio (tax equivalent)	63.22	62.18	61.40	64.14	64.18
Average equity to average assets	9.14	9.29	9.37	8.60	8.52
Return on average tangible equity	15.80	15.13	15.63	13.46	13.76
Period end
Total assets	$2,326,564	$2,243,739	$2,177,550	$1,936,048	$1,861,623
Loans	1,510,043	1,436,820	1,359,743	1,165,340	1,130,508
Allowance for loan losses	20,587	20,179	19,881	19,927	19,769
Securities	609,574	619,140	642,759	608,939	487,407
Deposits,	1,899,033	1,870,096	1,864,028	1,688,437	1,671,545
Core deposits	1,417,600	1,393,695	1,382,235	1,246,958	1,227,948
Shareholders’ equity	214,788	204,754	203,154	169,939	155,674
Book value per share	13.68	13.11	13.03	11.90	10.92
Nonperforming assets
Nonaccrual loans	$6,304	$7,183	$8,222	$5,743	$5,255
Restructured loans	178	205	227	239	251
Personal property owned				615	639
Real estate owned			680	680	781

Total nonperforming assets	$6,482	$7,388	$9,129	$7,277	$6,926

Nonperforming loans to period-end loans	0.43%	0.51%	0.62%	0.51%	0.49%
Nonperforming assets to period-end assets	0.28	0.33	0.42	0.38	0.37
Allowance for loan losses to period-end loans	1.36	1.40	1.46	1.71	1.75
Allowance for loan losses to nonperforming loans	317.60	273.13	235.31	333.12	359.04
Allowance for loan losses to nonperforming assets	317.60	273.13	217.78	273.84	285.43
Net loan (recoveries) charge-offs	$(38)	$592	$1,858	$92	$189

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Columbia Banking System, Inc.

(Unaudited) (in thousands except per share)	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Interest Income
Loans	$24,313	$16,415	$46,135	$32,464
Securities available for sale	5,585	4,612	11,308	9,651
Securities held to maturity	16	26	32	54
Deposits with banks	15	165	24	178

Total interest income	29,929	21,218	57,499	42,347
Interest Expense
Deposits	5,820	3,962	11,002	7,877
Federal Home Loan Bank advances	1,345		2,051	80
Long-term obligations	381	280	728	542
Other borrowings	37		71

Total interest expense	7,583	4,242	13,852	8,499

Net Interest Income	22,346	16,976	43,647	33,848
Provision for loan losses	370		1,260	300

Net interest income after provision for loan losses	21,976	16,976	42,387	33,548
Noninterest Income
Service charges and other fees	2,797	2,745	5,433	5,272
Mortgage banking	336	661	758	1,164
Merchant services fees	2,248	1,841	4,037	3,403
Loss on sale of investment securities, net				(6)
Bank owned life insurance (BOLI)	354	346	727	596
Other	393	278	847	556

Total noninterest income	6,128	5,871	11,802	10,985
Noninterest Expense
Compensation and employee benefits	9,438	7,875	18,706	15,661
Occupancy	2,577	2,000	4,909	4,086
Merchant processing	841	750	1,548	1,402
Advertising and promotion	535	894	1,039	1,165
Data processing	729	563	1,436	1,078
Legal & professional services	934	668	1,698	1,296
Taxes, licenses & fees	486	405	951	789
Net (gain) cost of other real estate owned	(7)	62	(9)	74
Other	2,981	1,962	5,513	3,977

Total noninterest expense	18,514	15,179	35,791	29,528

Income before income taxes	9,590	7,668	18,398	15,005
Provision for income taxes	2,792	2,254	5,302	4,440

Net Income	$6,798	$5,414	$13,096	$10,565

Net income per common share:
Basic	$0.44	$0.38	$0.84	$0.74
Diluted	0.43	0.37	0.83	0.73
Dividends paid per common share	0.09	0.07	0.16	0.12
Average number of common shares outstanding	15,664	14,241	15,635	14,194
Average number of diluted common shares outstanding	15,898	14,463	15,862	14,425

CONSOLIDATED CONDENSED BALANCE SHEETS

Columbia Banking System, Inc.

(Unaudited) (in thousands)			June 30, 2005	December 31, 2004
Assets
Cash and due from banks			$77,672	$54,287
Interest-earning deposits with banks			403	369

Total cash and cash equivalents			78,075	54,656
Securities available for sale at fair value (amortized cost of $595,319 and $627,519 respectively)			596,019	628,897
Securities held to maturity (fair value of $3,180 and $3,199 respectively)			3,102	3,101
Federal Home Loan Bank stock			10,453	10,761
Loans held for sale			14,400	6,019
Loans, net of unearned income of ($3,068) and ($2,839) respectively			1,510,043	1,359,743
Less: allowance for loan losses			20,587	19,881

Loans, net			1,489,456	1,339,862
Interest receivable			10,407	9,582
Premises and equipment, net			44,431	44,774
Real estate owned				680
Goodwill			29,723	29,723
Other assets			50,498	49,495

Total Assets			$2,326,564	$2,177,550

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing			$422,410	$392,173
Interest-bearing			1,476,623	1,471,855

Total deposits			1,899,033	1,864,028
Federal Home Loan Bank advances			171,000	68,700
Other borrowings			2,849	2,500
Long-term subordinated debt			22,279	22,246
Other liabilities			16,615	16,922

Total liabilities			2,111,776	1,974,396
Shareholders’ equity:
Preferred stock (no par value)
Authorized, 2 million shares; none outstanding

	June 30, 2005	December 31, 2004
Common stock (no par value)
Authorized shares	63,034	63,034
Issued and outstanding	15,696	15,594	161,186	159,693
Retained earnings			53,146	42,552
Accumulated other comprehensive income -
Unrealized gains on securities available for sale, net of tax			456	909

Total shareholders’ equity			214,788	203,154

Total Liabilities and Shareholders’ Equity			$2,326,564	$2,177,550